                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                             -----------------------

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): March 7, 1997




                             OLYMPIC FINANCIAL LTD.
               --------------------------------------------------
             (Exact name of registrant as specified in its charter)


        Minnesota                       0-20526                   41-1664848
----------------------------    ------------------------      ------------------
(State or other jurisdiction    (Commission file number)       (IRS employer
     of incorporation)                                       identification No.)


         7825 Washington Avenue South, Minneapolis, Minnesota 55439-2435
         ---------------------------------------------------------------
                    (Address of principal executive offices)


Registrant's telephone number, including area code:          (612) 942-9880
                                                     --------------------------

                                 Not Applicable
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


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                                No Exhibit Index
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Item 5.   OTHER EVENTS.

   On February 26, 1997, the Company was served with a complaint in Texas state court in a case entitled Askey and Askey, Individually and on Behalf of All Others Similarly Situated v. Gillespie Motor Company and Olympic Financial Ltd. The complaint alleges that the named plaintiffs' new car loan had been originated by a dealer at an annual percentage rate that was 0.1% above the 18.0% maximum allowed by Texas law and assigned to the Company. In addition, this complaint seeks certification of a class of plaintiffs consisting of (i) all persons who purchased a new motor vehicle from the named defendant dealer within the preceding four year period pursuant to a retail installment contract with an annual percentage rate in excess of 18.0% and (ii) all persons who purchased a new motor vehicle from any dealer within the state of Texas within the preceding four year period pursuant to a retail installment contract with an annual percentage rate in excess of 18.0% and which contract was assigned to the Company. The Company has reviewed the allegations contained in this lawsuit and does not believe that this litigation will have a material adverse effect on the Company's financial condition or results of operations. This belief is based in part on the Company's understanding, after consultation with Texas counsel, that under Texas law the maximum damages recoverable if a class were certified in the case would not exceed approximately $200,000 in the aggregate.

   In connection with its review of the allegations contained in this complaint, the Company conducted a review of all loans that the Company has purchased since inception. The Company determined that the Company's "buy rate" (the rate of interest that the Company informs dealers it is willing to accept when purchasing a given loan) has in substantially all cases been below the maximum permissible interest rate under applicable state law. In approximately 2,500 of the approximately 470,000 loans that the Company has purchased since inception, however, the ultimate contract rate to borrowers exceeded such maximum permissible rates. The Company believes that this resulted primarily from the amount of dealer participation fees or related fees and amounts added to the Company's "buy rate" by dealers. The Company has taken action that it believes will prevent a recurrence of purchases of such loans. Under the terms of the Company's agreements with its dealers, dealers are prohibited from charging contract interest rates in excess of the statutory maximum rates.

   The Company intends to take such action as it deems appropriate under applicable state law to effect cures of such loans where available (including in Texas) and otherwise to limit its exposure to claims by borrowers. As to all such loans, the Company has recourse against the originating dealer, which the Company intends to pursue as it deems appropriate. The Company is likely to be required to repurchase any such loans owned by securitization trusts. Following repurchase, the Company may be able to resecuritize certain of such loans.

                                    Page 2 of 3

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   There can be no assurance as to the effectiveness of the remedial steps the Company has taken or intends to take with respect to loans having contract rates that exceeded maximum permissible rates. Similarly, there can be no assurance that the Company's past purchase of such loans or any current or future litigation relating to such loans will not have a material adverse effect on the Company's financial condition or results of operations.

   On March 4, 1997, a shareholder commenced an action against the Company and certain named directors and officers of the Company entitled Taran v. Olympic Financial Ltd. et al. in the United States District Court for the District of Minnesota. Plaintiff alleges that the defendants, in violation of federal securities laws, engaged in a scheme that had the effect of artificially inflating, maintaining and otherwise manipulating the value of the Company's Common Stock by, among other things, making baseless, false and misleading statements about the current state and future prospects of the Company, particularly with respect to the Classic program and the refinancing of repossessed automobiles. Plaintiff alleges that this scheme included making false and misleading statements and/or concealing material adverse facts. Plaintiff seeks certification of the case as a class action on behalf of all persons or entities who purchased the Common Stock of the Company during the period from November 28, 1994, through February 6, 1997, inclusive. The Company has reviewed the complaint and believes that the suit is without merit and intends to defend this suit vigorously. There can, however, be no assurance that the Company will prevail in such defense or that the litigation will not have a material adverse effect on the Company's financial condition or results of operations.

                            *       *      *

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

March 6, 1997            OLYMPIC FINANCIAL LTD.


                         By:        /s/ Richard A. Greenawalt
                              --------------------------------------------
                              Richard A. Greenawalt
                              President and Chief
                               Financial Officer


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